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                             COUNTRY WIDE TRANSPORT SERVICES, INC.
                                    119 Despatch Drive
                                 East Rochester, NY 14445
                           (716) 381-5470 - Fax (716) 381-6863

                                                        CONTACT: Timothy Lepper
FOR IMMEDIATE RELEASE                                         President and CEO
                                                                 (800) 421-2757



East Rochester, New York, May 1, 1997 - Country Wide Transport Services, Inc. (DTC-CWTS) today announced (1) a new credit line; (2) the completion of a private placement; (3) an increase in shares outstanding; and (4) a reverse stock split.

    1. The Company's subsidiary, Vertex Transportation, secured a new 3-year revolving line of credit at $4 million with Marine Midland Bank NA. This increased line will replace its old credit facility at improved terms for the Company.

    2. Country Wide Transport also completed a private placement to certain existing accredited stockholders in the amount of $1,629,000, in exchange for Company stock. The proceeds will be used as working capital for its Vertex Transportation subsidiary.

    3. The Company received approval from a majority of its stockholders as well as its Board of Directors to increase the authorized number of common shares to 30 million from 10 million shares.

    4. Country Wide Transport is instituting a 1-for-5 reverse stock split, effective May 15, 1997.

    Timothy Lepper, President and CEO of Country Wide Transport Services, stated that "we are pleased with the aforementioned accomplishments. We have now essentially completed the Company's transformation to a transportation logistics services provider. Our subsidiary, Vertex Transportation (established in 1978), provides the logistics model that will allow us to profitably grow into the future.

    Country Wide Transport Services, Inc.'s subsidiary, Vertex
Transportation, Inc., provides complete transportation logistics services across the U.S. and into Canada and Mexico as a freight forwarder and logistics management company.

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